PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Gregory J. Kreis, President & CEO
          Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone:  315 343 4100


BRIDGE STREET FINANCIAL, INC. ANNOUNCES AN 18% INCREASE IN 1ST QUARTER NET INCOME AND COMMENCEMENT OF STOCK REPURCHASE PROGRAM

OSWEGO, NEW YORK APRIL 25, 2005. Bridge Street Financial, Inc. (the "Company") (NASDAQ: OCNB), the holding company for Oswego County National Bank (the "Bank"), reported that net income increased 18% to $190,000 for the quarter ended March 31, 2005 compared to $161,000 for the same period of 2004. Diluted earnings per share for the first quarter were $0.07, up 16% from $0.06 in the same quarter of 2004. Bridge Street Financial's first quarter results include the results for the recently announced acquisition of the Ladd's Insurance Agency (the "Insurance Agency") since the effective purchase date of March 1, 2005.

Gregory J. Kreis, President and CEO said that, "We experienced good growth in the deposit sector during the first quarter in part due to gains in the municipal sector and a successful consumer certificate of deposit campaign. Non-interest income showed a good gain in the first quarter in part from our insurance agency acquisition and focus on improving all sources of non- interest income which we feel is very important to our future success. The acquisition of the Ladd's Insurance Agency fits nicely in our strategy and we will seek to expand that line of business through additional acquisitions."

Kreis went on to say that, "The Board of Directors approved a stock repurchase plan at the April Board Meeting. The Company may purchase up to 255,900 shares of common stock, or 10% of the outstanding shares. The Stock Repurchase Plan will commence immediately following this announcement and will continue until the Stock Repurchase Plan is complete. The repurchases may be made from time to time at the discretion of management of the Company. The repurchase plan is part of the Board's strategy to manage capital levels and improve the measures of earnings per share and return on equity."

Net interest income for the quarter ended March 31, 2005 increased 3.41% to $1,729,000 compared to $1,672,000 for the same period in 2004. The increase in net interest income resulted primarily from an increase in loans outstanding. Net interest margin for the first quarter of 2005 increased 3 basis points to 3.95% as compared to the same period in 2004. Non-interest income for the quarter ended March 31, 2005 increased by $171,000 to $1,016,000 compared to $845,000 for the same period in 2004. The increase in non-interest income includes $165,000 of non-interest income generated by the Insurance Agency during March 2005. The provision for loan losses for the quarter ended March 31, 2005 increased to $116,000 compared to $90,000 for the same period in 2004. Operating expenses for the first quarter of 2005 increased $148,000 due primarily to $146,000 of operating expense for the Insurance Agency, as well as, marketing costs incurred for a deposit growth campaign and cost associated with the Company's capital planning initiative. In the prior year operating expenses included the recognition of $75,000 of severance costs related to a staff reduction program.


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Total assets increased by $4,761,000 or 2.18% to $223,636,000 at March 31, 2005
compared to $218,875,000 at December 31, 2004. The growth in total assets is due primarily to the Company's first quarter deposit growth initiatives. Total deposits increased by $9,411,000 to $162,658,000 at March 31, 2005 compared to $153,247,000 at December 31, 2004. During the quarter the Company pursued deposit building initiatives to provide a cost effective source of funds for loan growth. Total loans decreased by $1,859,000 or 1.38% to $132,692,000 at March 31, 2005 compared to $134,551,000 at December 31, 2004. The allowance for loan losses as a percentage of nonperforming loans increased to 170.34% at March 31, 2005 compared to 128.15% at December 31, 2004 primarily do to a reduction in nonperforming loans at March 31, 2005. Shareholders' equity decreased $1,461,000 to $29,785,000 at March 31, 2005 compared to $31,246,000 at December 31, 2004.
The decrease in shareholders' equity was primarily due to stock repurchases in the amount of $1,138,000, a decrease in other comprehensive income of $422,000 and dividend payments of $178,000, which were partially offset by net income of $190,000, and an increase of $87,000 for additional paid in-capital from the exercise of stock options, allocation of ESOP shares and the tax benefit associated with stock options and stock grants.

Return on average assets was 0.35% for the quarter ended March 31, 2005 compared to 0.31% for the same period in 2004. Return on average equity for the quarter ended March 31, 2005 was 2.53% compared to 2.03% for the same period in 2004.

The Board of Directors of Bridge Street Financial, Inc., declared a dividend of seven cents per share to shareholders of record on May 3, 2005 and payable on or about May 24, 2005. Additionally, the Board of Directors approved a stock repurchase program described above.

Bridge Street Financial, Inc. is the holding company of Oswego County National Bank. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE COMPANY'S INDUSTRY, MANAGEMENT'S BELIEFS AND ASSUMPTIONS MADE BY MANAGEMENT. WORDS SUCH AS "ANTICIPATES", "EXPECTS", "INTENDS", "PLANS", "BELIEVES", "SEEMS", "ESTIMATES", "MAY", "COULD", OR VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO FORECAST. THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECAST IN SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION OR OTHERWISE.

                          BRIDGE STREET FINANCIAL, INC.
                           FINANCIAL DATA (Unaudited)
                                 March 31, 2005

 (dollars in thousands, except per share data)


                                                  For the quarter ended
                                             --------------------------------
Income Statement Data:                       3/31/2005  12/31/2004  3/31/2004
                                             --------------------------------

Interest income                                 $2,530      $2,560     $2,384
Interest expense                                   801         772        712
                                             --------------------------------
Net interest income                              1,729       1,788      1,672
Provision for loan losses                          116         154         90
                                             --------------------------------
Net interest income
  after provision for losses                     1,613       1,634      1,582

Noninterest income                               1,016         784        845
Operating expenses                               2,394       2,076      2,246
                                             --------------------------------
Income before taxes                                235         342        181
Income taxes                                        45          41         20
                                             --------------------------------

Net income                                        $190        $301       $161


Basic earnings per share                          0.08        0.12       0.06
Diluted earnings per share                        0.07        0.12       0.06

Interest rate spread (a)                         3.51%       3.64%      3.53%
Net interest margin (a)                          3.95%       4.06%      3.92%
Return on average assets                         0.35%       0.55%      0.31%
Return on average equity                         2.53%       3.80%      2.03%


Balance Sheet Data:                          3/31/2005  12/31/2004  3/31/2004
                                             --------------------------------

Investments                                    $53,935     $56,098    $57,182
Loans                                          132,692     134,551    119,277
Allowance for loan losses                       (1,344)     (1,352)    (1,217)
Total assets                                   223,636     218,875    209,639

Deposits                                       162,658     153,247    150,839
Borrowings                                      26,770      29,752     23,250
Shareholders' equity                            29,785      31,246     31,848
Shares outstanding, net (b)                  2,491,792   2,548,758  2,589,424
Book value per share                             11.95       12.26      12.30

Nonperforming assets
  to total assets (c)                            0.37%       0.48%      0.51%
Allowance to nonperforming loans               170.34%     128.15%    120.73%
Equity to assets                                13.32%      14.28%     15.19%




(a) Includes tax equivalent adjustment for the Company's tax-exempt securities income.
(b) Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(c) Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.